SCHEDULE A
The following transactions in Common Stock were effected in the sixty days prior to the filing of this Amendment:

Party	Date of Transactions	Number of Shares	Price Per Share	Nature of Transaction(5)
Ronald N. Tutor Separate Property Trust	8/22/2025	80,000	$58.65(1)	Open Market Sale
Ronald N. Tutor Separate Property Trust	8/25/2025	20,000	$59.18(2)	Open Market Sale
Tutor Marital Property Trust	8/25/2025	68,196	$59.19(3)	Open Market Sale
Tutor Marital Property Trust	8/26/2025	106,832	$59.06(4)	Open Market Sale
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(1) Price per share reported is a weighted average price. These shares were sold in multiple transactions at prices ranging from $58.33 to $59.16, inclusive, as disclosed in the related Form 4 filing.
(2) Price per share reported is a weighted average price. These shares were sold in multiple transactions at prices ranging from $59.00 to $59.53, inclusive, as disclosed in the related Form 4 filing.
(3) Price per share reported is a weighted average price. These shares were sold in multiple transactions at prices ranging from $59.00 to $59.40, inclusive, as disclosed in the related Form 4 filing.
(4) Price per share reported is a weighted average price. These shares were sold in multiple transactions at prices ranging from $59.00 to $59.26, inclusive, as disclosed in the related Form 4 filing.
(5) Open Market Sales were previously reported on a Form 4 filing as required pursuant to Section 16 of the Securities Exchange Act of 1934.